Exhibit 21

KAMAN CORPORATION

SUBSIDIARIES

Following is a list of the Corporation's subsidiaries, each of which, unless otherwise indicated, is wholly owned by the Corporation either directly or through another subsidiary. Second‑tier subsidiaries are listed under the name of the parent subsidiary.

Name	State of Incorporation

Registrant: KAMAN CORPORATION	Connecticut

Subsidiaries:

Kaman Aerospace Group, Inc.	Connecticut

Kaman Aerospace Corporation	Delaware
K-MAX Corporation	Connecticut
Kaman X Corporation	Connecticut
Kamatics Corporation	Connecticut
RWG Germany GmbH	Germany
Kaman Lux Holding, S.à.r.l.	Luxembourg
Kaman Acquisition GmbH	Germany
GRW Bearing GmbH	Germany
Verwaltungsgesellschaft Reinfurt GmbH	Germany
GRW CR s.r.o.	Czech Republic
Gebr. Reinfurt GmbH & Co. KG	Germany
GRW Management Inc.	Virginia
GRW High Precision Bearings LP	Virginia
Reinfurt-CR, k.s.	Czech Republic
Kaman UK Holdings Limited	UK
Kaman Composites - UK Holdings Limited	UK
Brookhouse Group Holdings Limited	UK
Brookhouse 2004 Limited	UK
Kaman Tooling Limited	UK
Kaman Composites - UK Limited	UK
Kaman Fabricated Products Limited	UK
Brookhouse (SPD) Tool Company Limited	UK
Brookhouse Automotive Limited	UK
Brookhouse IM Limited	UK
Kaman Engineering Services, Inc.	Washington
Kaman Composites - Vermont, Inc.	Vermont
Kaman Composites - Wichita, Inc.	Delaware
Kaman Precision Products, Inc.	Florida
EXTEX Engineered Products, Inc.	Delaware

Kaman Industrial Technologies Corporation	Connecticut

Industrial Rubber & Mechanics, Inc.	Puerto Rico
Kaman Automation, Inc.	Delaware
Catching FluidPower, Inc.	Illinois
Kaman Fluid Power, LLC	Delaware